Exhibit 99.1

LOUIS E. SILVERMAN APPOINTED TO

COMARCO’S BOARD OF DIRECTORS AND

ELECTED CHAIRMAN OF THE BOARD OF DIRECTORS

LAKE FOREST, Calif., August 1, 2012 – Comarco, Inc. (OTC: CMRO.PK) announced today that Louis E. Silverman (53), has been appointed to its Board of Directors. Mr. Silverman’s appointment was effective on July 28, 2012 and brings the total number of board members to seven. Mr. Silverman was also elected Chairman of the Board at that time.

Mr. Silverman most recently served as Chief Executive Officer of Marina Medical Billing Service (“Marina”), a private equity-backed provider of revenue cycle management services to emergency room physicians nationally. At Marina, Mr. Silverman successfully focused the Company’s investments and growth efforts on the development and implementation of industry-leading technology tools and on the expansion of the Company’s sales force and marketing efforts, increasing facilities served by approximately 50%. These and other development initiatives culminated in the Company’s successful sale in June 2012. Prior to joining Marina, Mr. Silverman served as Chief Executive Officer of LifeComm, Inc., a Qualcomm Inc.-incubated wireless health services start-up. Prior to LifeComm, Mr. Silverman spent eight years as President and Chief Executive Officer of Quality Systems Inc., where he led the developer of medical and dental practice management software to 600% organic revenue growth and an increase in market value from $42 million to approximately $1.2 billion. Previously, Mr. Silverman was the Chief Operations Officer of Corvel Corporation. He earned a Bachelor of Arts degree from Amherst College and a Masters in Business Administration from Harvard Graduate School of Business Administration.

“We are very excited that Lou has joined our Board as Chairman,” said Tom Lanni, Chief Executive Officer of Comarco. “Lou is a very experienced executive who brings to the Board, the Company, and its shareholders a strong reputation for building significant shareholder value in both private and public companies. He has an impressive track record of turning business opportunities into successful companies with significant revenue and profit growth, resulting in substantial shareholder value creation. With Lou joining our board as Chairman, the successful completion of the financing that we announced yesterday, and the resolution of our dispute with a former supplier that we announced last week, we believe we are now positioned to pursue our strategy to drive the successful adoption of our industry leading ChargeSource® product. We look forward to Lou’s contributions and leadership as we enter this exciting phase of our company’s history.”

“Comarco’s patented technology and the sizable market potential for its innovative products are compelling,” said Mr. Silverman. “These assets, along with a high-quality Board of Directors, an established partnership with Lenovo, a supportive shareholder base, and Tom Lanni’s intimate knowledge of the product and market provide a strong foundation from which the Company can pursue future success. I am eager to begin my board service, and look forward to working closely with Tom and my fellow board members to further develop Comarco’s business strategies and capabilities, and to further position the Company to capitalize on its technological advantages and growth opportunities.”

Mr. Lanni continued, “We are grateful to Michael Levin for his leadership as Chairman of the Board during the initial phase of our turnaround. As Chairman of the Board, Mike led the effort to position the Company for sustainability and viability and for that we are thankful. Mike remains an integral member of the Board as the Company enters the next phase of its development.”

About Comarco

Based in Lake Forest, Calif., Comarco is a leading designer, developer, and provider of innovative mobile power solutions through its ChargeSource® line of multi-function universal power products.1 These standalone, multi-function mobile power adapters are used to simultaneously power and charge notebook computers, mobile phones, E-readers, iPads®, iPods®, and many other portable, rechargeable consumer electronic devices.2 The Company’s websites can be found at www.comarco.com and www.chargesource.com.

Forward-Looking Information

This news release includes statements regarding our expectations, beliefs, intentions and views about our business and future financial performance and financial condition. Those statements constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements in this news release, other than statements about historical facts, are forward looking statements, which can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” “can” or “may”. However, due to a number of risks and uncertainties to which our business is subject, our actual financial performance and financial condition in the future may differ, possibly significantly, from our expectations, beliefs, intentions or views as set forth in the forward-looking statements contained in this news release.

Information regarding the risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended January 31, 2012, which we filed with the Securities and Exchange Commission on April 30, 2012. Due to those risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date. We also disclaim any obligation to update or revise any of the forward-looking statements in this news release as a result of new information, future events or otherwise, except as may be required by law.

Company Contacts:

Thomas Lanni	Alisha Charlton
President and CEO	Vice President and CAO
Comarco, Inc.	Comarco, Inc.
(949) 599-7460	(949) 599-7551
tlanni@comarco.com	acharlton@comarco.com

[1]	ChargeSource is a registered trademark of the Company.
[2]	iPad and iPod are registered trademarks of Apple Inc.